Exhibit 10.9

MNTN, Inc.

Non-Employee Director Compensation Program

This MNTN, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2025 Incentive Award Plan or other applicable Company equity incentive plan then-maintained by the Company (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director as provided herein, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$45,000
Lead Independent Director:	$20,000
Audit Committee Chair:	$25,000
Compensation Committee Chair:	$20,000
Nominating and Corporate Governance Committee Chair:	$15,000
Audit Committee Member (non-Chair):	$12,500
Compensation Committee Member (non-Chair):	$10,000
Nominating and Corporate Governance Committee Member (non-Chair):	$7,500

All annual retainers are additive to the retainer payable in respect of service as a Non-Employee Director and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive Restricted Stock Units In Lieu of Annual Retainer

General:

Each Non-Employee Director may elect to convert all or a portion of his or her annual retainer into a number of Restricted Stock Units (“Retainer RSUs”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the per share Fair Market Value as of the date of grant (such election, a “Retainer RSU Election”).

Each award of Retainer RSUs will be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned, except that if such fifth day of the month is not a trading day, the applicable award of Retainer RSUs will be granted on the next trading day following such date. Each award of Retainer RSUs will be fully vested on the date of grant.

Election Method:

Each Retainer RSU Election must be submitted to Company in the form and manner specified by the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”). An individual who fails to make a timely Retainer RSU Election shall not receive Retainer RSUs and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

•          Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Election”). The Initial Election must be submitted to the Company on or prior to the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Election shall become final and irrevocable as of the Initial Election Deadline.

• Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately prior to the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Election”). The Annual Election must be submitted to the Company on or prior to the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.

• Deferral of Settlement. The Board, the Compensation Committee or their respective authorized designee may, in its discretion, provide an individual who is a Non-Employee Director with the opportunity to defer the delivery of the shares underlying Retainer RSUs that would otherwise be delivered to the individual hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying Retainer RSUs in accordance herewith, settlement of the deferred Retainer RSUs shall be made in accordance with the terms of the Retainer RSU Election.

Equity Compensation

Initial RSU Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an Award under the Plan or any other applicable Company equity incentive plan then-maintained by the Company comprised of that number of RSUs calculated by dividing (i) $400,000 by (ii) the closing trading price of the Common Stock as of the date of grant (or if the date of grant is not a trading day, the immediately preceding trading day), rounded down to the nearest whole share (the “Initial RSU Award”).

The Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/12th of the shares subject thereto on each quarterly anniversary of the applicable date of grant such that the shares subject to the Initial RSU Award are fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual RSU Grant:

Each Non-Employee Director who (i) has been serving on the Board for at least six months as of each meeting of the Company’s stockholders after the IPO (each, an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an Award under the Plan or any other applicable Company equity incentive plan then-maintained by the Company comprised of that number of RSUs calculated by dividing (i) $200,000 by (ii) the closing trading price of the Common Stock as of the date of grant (or if the date of grant is not a trading day, the immediately preceding trading day), rounded down to the nearest whole share (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual RSU Award as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of any RSUs under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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